Boeing Capital Corporation and Subsidiaries

Computation of Ratio of Income to Fixed Charges                       Exhibit 12


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                                                                                Nine months ended September 30,
Dollars in millions)                                                               1997                 1996
----------------------------------------------------------------------------------------------------------------------
Income:
  Income before provision for income taxes                                     $      65.7          $      50.8
  Fixed charges                                                                       97.6                 89.7
                                                                           -------------------------------------------
  Income before provision for income taxes and fixed charges                   $     163.3          $     140.5
                                                                           ===========================================

Fixed charges:
  Interest expense                                                             $      95.0          $      87.1
  Preferred stock dividends                                                            2.6                  2.6
                                                                           -------------------------------------------
                                                                               $      97.6          $      89.7
                                                                           ===========================================

Ratio of income before provision for income taxes and fixed
  charges to fixed charges                                                             1.67                 1.57
                                                                           ===========================================

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